Exhibit 99.1

Press Release

Aspen Insurance Holdings Limited Announces Completion of $400 million Ordinary Share Offering

Hamilton, BERMUDA, October 11, 2005 — Aspen Insurance Holdings Limited ("Aspen") (NYSE:AHL; BSX:AHL BH) announced today that it has closed the previously announced public offering of 17,551,558 ordinary shares at $23.00 per share, raising aggregate net proceeds of approximately $400 million. Aspen expects to use the aggregate net proceeds for general corporate purposes including the provision of additional capital to its Bermudian subsidiary. Lehman Brothers Inc. acted as sole manager in connection with this offering.

All the shares were offered by Aspen and were sold pursuant to Aspen's effective Form F-3 shelf registration statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from Lehman Brothers by contacting Lehman Brothers, c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717, email: monica_castillo@adp.com, fax: 631-254-7268.

About Aspen Insurance Holdings Limited

Aspen Insurance Holdings Limited was established in June 2002. Aspen is a Bermudian holding company that provides property and casualty reinsurance in the global market, property and liability insurance principally in the United Kingdom and the United States and marine and aviation insurance worldwide through Aspen Insurance UK Limited. Aspen's operations are conducted through its wholly-owned subsidiaries located in London, Bermuda and the United States: Aspen Insurance UK Limited, Aspen Insurance Limited and Aspen Specialty Insurance Company. Aspen has four operating segments: property reinsurance, casualty reinsurance, specialty insurance and reinsurance and property and casualty insurance. Aspen's principal existing shareholders include The Blackstone Group, Candover Partners Limited, Wellington Underwriting plc and Credit Suisse First Boston Private Equity. For more information about Aspen, please visit the Company's website at www.aspen.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains "forward-looking statements" within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "expect," "intend," "plan," "believe," "project," "anticipate," "seek," "will," "estimate," "may," "continue," and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control that could cause actual results to differ materially from such statements. Important events that could cause the actual results to differ include, but are not limited to: the impact of acts of terrorism and acts of war and related legislations; the possibility of greater frequency or severity of or unanticipated losses from natural or man-made catastrophes, including Hurricanes Katrina and Rita and the New Orleans Flood; evolving interpretive issues with respect to coverage as a result of Hurricanes Katrina and Rita and the New Orleans Flood; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes, the effectiveness of the Company's loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the loss of key personnel; a decline in the operating subsidiaries' ratings with Standard & Poor's, A.M. Best or Moody's; changes in general economic conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; decrease in demand for the Company's insurance or reinsurance products and cyclical downturn of the industry; changes in governmental regulation or tax laws in the jurisdictions where the Company conducts business; the total industry losses resulting from Hurricanes Katrina and Rita and the New Orleans Flood; the actual number of the Company's insureds incurring losses from these storms; the limited actual loss reports received from the Company's insureds to date; the preliminary nature of possible loss information received by brokers to date on behalf of cedants; the Company's reliance on industry loss estimates and those generated by modeling techniques; the impact of these storms on the Company's reinsurers; the amount and timing of reinsurance recoverables and reimbursements actually received by the Company from its reinsurers; the overall level of competition, and the related demand and supply dynamics as contracts come up for renewal. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Aspen's Current Report on Form 8-K dated October 4, 2005 and its Annual Report on Form 10-K for the year ended December 31, 2004, filed with the U.S. Securities and Exchange Commission on March 14, 2005. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

-Ends-

Investor Contact:
Aspen Insurance Holdings Limited	T 441-297-9382
Noah Fields, Head of Investor Relations
European Press Contact:
The Maitland Consultancy	T 44-20-7379-5151
Brian Hudspith
North American Press Contact:
Abernathy MacGregor	T 212-371-5999
Carina Davidson
Eliza Johnson